Exhibit 99.1

Saia Inc. - Saia - Earning Conference Call Transcript – 7/29/21 10:00 AM ET

Company Participants

Douglas Col – CFO, EVP, Finance & Secretary

Frederick Holzgrefe – President, CEO & Director

Conference Call Participants

Jack Atkins – Stephens Inc.

Todd Fowler – KeyBanc Capital Markets

Amit Mehrotra – Deutsche Bank

Jonathan Chappell – Evercore ISI

Thomas Wadewitz – UBS

Scott Group – Wolfe Research

Jason Seidl – Cowen and Company

Jordan Alliger – Goldman Sachs

Stephanie Moore – Truist

Tyler Brown – Raymond James & Associates

Ariel Rosa – Bank of America

Bruce Chan – Stifel Financial Corp.

Operator

Good day, and welcome to the Saia, Inc. Hosted Second Quarter 2021 Earnings Call. Today's conference is being recorded. At this time, I would like to turn the conference over to Doug Col. Please go ahead, sir.

Douglas Col

Thank you, Casey. Good morning, everyone. Welcome to Saia's second quarter 2021 conference call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We will refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

Now I'll turn the call over to Fritz, for some opening comments.

Frederick Holzgrefe

Good morning. Thank you for joining us to discuss Saia's second quarter. Our results represent another quarter of record financial performance here at Saia, following record quarterly results in the fourth quarter of 2020 and also in the first quarter of this year. Saia's second quarter revenue is a record $571 million, surpassing last year's second quarter revenue by 37%.

Operating income grew by 132% to a record $82.9 million and our record 85.5% operating ratio in the quarter marked the fourth consecutive quarter where our OR was sub-90. This 85.5% OR is a single best quarter in our company's long history.

Second quarter shipments per workday increased 15.3% and surpassed $2 million in the quarter, another record. Tonnage per workday increased 23.1%, reflecting weight per shipment that was 6.7% higher on a year-over-year basis. The strength in our shipment count was felt across all geographies and was achieved despite the impact that supply chain disruptions are creating for freight companies.

We're actively recruiting and hiring across our network as we work to take care of our customers' freight needs in the face of a very tight labor market and lingering COVID-19 employee challenges.

With all the record financial metrics posted in this quarter, I'm also pleased with the quality of service we're able to deliver for our customers during the quarter while experiencing record volume and labor challenges.

Our cargo claims ratio was a record 0.54%, and we had a 97.7% on-time service standard. This performance is a testament to the talent and efforts of the entire team. Our customers increasingly recognize that we're providing leading quality and service and we're focusing on reinvesting to maintain and further improve their experience. In many markets, we're offering hiring and referral bonuses to build our team in a very competitive labor market. To support ongoing hiring initiatives and to match the cost inflation we're experiencing, we continue to ask our customers to share these costs with us.

Our pricing decisions must include consideration of all these cost challenges. Pricing actions are not limited to base rate increases. And in many cases, an adjustment to market of various accessorial charges enables us to recoup our substantial investments in service. We continue to optimize our mix of business with an emphasis on customers that support and recognize our value proposition. The combination of these efforts is driving the positive pricing performance that we're achieving and overall yield, excluding fuel surcharge, improved by 5.7%. Revenue per shipment, excluding fuel surcharge, increased 12.8%, benefiting not only from pricing gains, but also from the 4% increase in length of haul and 6.7% increase in weight per shipment.

Contractual renewals averaged 10.6% in the quarter. Ultimately, the improvement in mix and pricing fuels our revenue per shipment increase, and is key to improving our operating margins and drove our record second quarter financial performance.

I'll now turn the call over to Doug for further review of the record results.

Douglas Col

Thanks, Fritz. As Fritz mentioned, second quarter revenue was $571.3 million, up $153.2 million or 36.6% from last year. Revenue, excluding fuel surcharge revenue, grew 30.9%, with a combination of factors, including a 23.1% increase in tonnage per workday, a 5.7% increase in yield, excluding fuel surcharge and a 4% increase in length of haul. Fuel surcharge revenue increased by $37.8 million or 85.2% and was 14.4% of total revenue compared to 10.6% a year ago.

Moving now to key expense items in the quarter. Salaries, wages and benefits increased 19.8% compared to last year, reflecting our January 1 wage increase, which averaged about 3.5%, along with higher overtime compensation and additional recruitment costs. Performance-based compensation is up meaningfully as well from the amount earned in the COVID-19 impacted second quarter a year ago.

Purchase transportation costs increased 136.6% compared to last year and were 10.9% of total revenue compared to 6.3% in the second quarter last year.

Truck and rail PT miles combined were 18.4% of our total linehaul miles in the quarter compared to 9.2% in the second quarter of 2020. Salaries, wages and benefits costs, combined with purchase transportation costs were 58% of revenue compared to 60% in the second quarter of 2020 and 59.8% in the first quarter this year.

Fuel expense increased by 72% in the quarter, while company miles increased 9.7% year-over-year. The increase in fuel expense was a result of national average diesel prices that continue to rise after the pandemic-related drop in the prior year, with average prices rising approximately 32% in the second quarter compared to last year. As mentioned, fuel surcharge revenue increased by 85% and helped to offset the expense increase around fuel.

Claims and insurance expense decreased by 5.3% in the quarter as accident-related expenses were actually down year-over-year, offset somewhat by year-over-year increases in insurance premiums.

Depreciation expense of $34.7 million in the quarter was 3% higher year-over-year, but down sequentially from the first quarter as tractor and trailer deliveries have been later than our normal seasonal delivery pattern.

Total operating expenses increased by 27.7% in the quarter. And with the year-over-year revenue increase of 36.6%, our operating ratio improved 600 basis points from a year ago to 85.5% and was 440 basis points improved from the first quarter OR.

Our tax rate for the second quarter was 24.3% compared to 18.3% last year, and our diluted earnings per share were $2.34 compared to $1.07 last year. We anticipate an effective tax rate of approximately 24% for the remainder of the year.

For the first 6 months in 2021, we made capital investments totaling $100.2 million. Capital expenditures on equipment in the first 6 months were below our forecast as some of our suppliers are seeing delays in component shipments and production has been behind schedule. We expect capital expenditures to step up over the next couple of months as we take delivery of increasing numbers of tractors and trailers, and we still expect full year 2020 capital expenditures will be approximately $275 million.

Our balance sheet remains strong with $52.9 million in cash on hand and up to $300 million of availability through our revolving credit facility and additional outside borrowing sources.

I will now turn the call back over to Fritz, for some closing comments before questions.

Frederick Holzgrefe

We're very pleased with the performance here at Saia through the first half of the year and have a very busy second half ahead of us. We'll continue to focus on working with our customers, setting their expectation, meeting their expectation and focusing on our operational execution in the second half and providing the quality in services that our customers have come to expect. Maintaining and improving these levels will require continued investment in recruiting and retention. Most significantly, it requires us to continue to share these costs with our customers.

While equipment deliveries have been slower than we would have hoped or planned, we continue to take delivery of both, and we'll continue to do so through the end of the year. Although the late deliveries have added operational and cost challenges, most significantly we have been able to maintain service for our customers. The equipment will provide important flexibility as we continue our growth plans.

Our average tractor age is 4 years, and the fleet is equipped with the latest clean diesel technology. We continue to seek opportunities to invest in next generation, clean and efficient technology. In the second quarter, we began operating 2 all-electric Volvo tractors and more recently put into service 5 Freightliner

CNG tractors. Getting these alternatives energy vehicles into our fleet is important as we build our experience and knowledge base on the viability of exciting new technologies and put ourselves in a position to evaluate broader adoption over time.

As we have navigated the challenges of the last 12 to 18 months, we're sustaining a very high level of execution and demonstrable improvements across all areas of the company. Since the launch of the Northeast initiatives in 2017, we've added 25 facilities and relocated or expanded several others company-wide as we sought to establish Saia as a leading national LTL carrier.

So far this year, we've opened two terminals, one in Maryland and another in Delaware. We plan to open up to five new ones through the remainder of the year. Throughout this expansion, we've been able to replicate Saia's commitment to service and quality in new markets while enhancing it and others. Each expansion introduces some risk. However, over time we've built a playbook that has allowed us to manage through these challenges while meeting and exceeding customer expectations. Our longer-term planning is focused on continuing to build our national network and to reach new customers and enhance service for our current customers.

Looking into 2022 and beyond, we have identified key metropolitan areas where we can add service to our customers as well as expand our addressable market that supports our value proposition. We're focused on accelerating our pace of expansion in 10 to 15 locations a year. We feel quite strongly about the capabilities of our teams. We have proven in perhaps the most challenging times that Saia can provide superior service and replicate it.

Accelerating our pace of expansion is not without risk, but we're guided by our experience to-date. We've positioned our business for this opportunity, both financially and operationally, and plan to accelerate the development.

With that said, we're now ready to open the lines for questions, operator.

Operator

(Operator Instructions) Our first question comes from Jack Atkins with Stephens.

Jack Atkins

Congratulations on a great quarter, guys. So, I guess if I could maybe start, Fritz, I'd love to get your take on some of the revenue management initiatives that you guys are undertaking here. Obviously, the underlying LTL market is very robust. It's been accelerated through the second quarter. Your two-year sort of tonnage growth stack maybe decelerated as the quarter went on. I'm guessing that's because you guys were taking very targeted actions to improve yields with certain types of customers. Could you talk about that for a moment, if you don't mind?

Frederick Holzgrefe

Absolutely, Jack. We think about it in a couple of different ways. We've focused very long and hard over the years around our operational execution, providing that great service and understanding our cost structure. And one of the things that was going on throughout that is our sales force stays very, very close to the customer, understands the customer, what they need, what their values are.

And when you're in a position like we have been, where we've been executing very well, providing great service and quality in some very challenging times, we're in a position to arm our sales force to approach the customer and really look at it. We're providing a range of service for the customer, be it limited access deliveries or maybe it's a hazmat delivery, all these things. These things all add costs. We focus on what that is. And if we do a good job with that, we feel very strongly that we need to be paid for it. It's got to be reimbursed.

Now the responsibility we have is to execute for the customer. And I think what you've seen over the last year, as we've kind of worked through a very difficult time, we have executed for the customer. They've seen that. And our sales force is now in a position where they can really focus on getting that pricing.

We look at it on a daily basis. We are looking at what the mix of freight looks like, what the optimal mix of freight is through the network, be it region, maybe it's a longer length of haul, whatever it might be. But importantly, because we've been able to execute, our sales force is armed to make the approach to the customer and explain, "These are the costs in this business. We're going to do a great job for you." Understanding that value proposition, they're in a position the customer can accept the higher levels of pricing because they're getting something for it.

And so that continuous focus, that daily focus is what's driving that. And we think about this on -- it's not an hour that goes by the day that how we can improve on that. So it's a constant, continuous work. What you saw in the quarter was kind of the fruits of the labor over the last year, intensified as we work through challenging supply chain environment.

Jack Atkins

That's great to hear. And I guess, Doug, a question for you on the operating ratio as you sort of look forward. How are you thinking about that 2Q to 3Q progression? I would imagine you're going to be taking a lot more equipment in the second half of the year just because of the OEM delays, so maybe there's higher depreciation, PT is a headwind, some inflationary cost pressures. Could you just maybe walk through how we should be thinking about 2Q to 3Q operating ratio progression relative to normal seasonality, which seems like normally, it's about 100 basis points of degradation or so.

Douglas Col

Sure. A couple of things there. You're right. I mean, that's our number two when we go back and look at the sequential deterioration, usually influenced by a July 1 wage increase, which has been our history for a number of years. There will be a wage increase in the period. It's not July 1, though. It's pushed out into this quarter a little bit.

So given the strength in the business on -- the demand levels are still there, I mean, our shipments per day in July historically stepped down a little bit, 1.5% to 3% historically. And we're not seeing that seasonality. Our shipment trends here in July look very similar to the run rates on a per day basis that we exited June. So good volumes.

Yes, the depreciation cost, we expect to step up sequentially, probably mid-single-digit percentage over the remainder of the year each quarter. But thinking about all that and the progress we're making on the pricing and revenue per bill side, productivity has been good. Ops team has done a great job keeping the network in good shape throughout the last few months, managing through the labor tightness and all.

So I mean, our expectation is to try to hold it flat Q2 to Q3. The wage thing is a normal annual move. It's just pushed out a little bit, and our pricing action is taking hold.

And on your earlier question, I appreciate the use of the comparisons. Last year was kind of a wacky year to compare against. And I understand the two-year stack comparison, but the business hasn't felt like that as we move through Q2. I know the tonnage numbers and shipment numbers, what they look like in print. But demand out there is good.

We really haven't seen normal month-to-month sequential seasonality like we try to think about when we forecast and when we give guidance to you all. It's been a little different because of all the pricing action. I mean, March was really strong versus the historical step-up from February, but that was probably due to weather. And then, April was not as big a step-up because March was so strong. And as we moved into May, a lot of pricing action with some of our transactional customers early in May, so the May number wasn't as strong. The step-up from April wasn't as strong as it was historically. So it's hard just to lean on those comps you're looking at and really see what's going on. The demand out there is still very strong.

Operator

We'll take our next question from Todd Fowler with KeyBanc Capital Markets.

Todd Fowler

Doug, just for clarification to what you answered with Jack. You're saying that you think that the third quarter OR can be flat sequentially with the second quarter OR?

Douglas Col

That's our goal.

Todd Fowler

Okay. Good. I wasn't sure if you're saying will it constant with the 5-year with the second quarter. So thank you for that.

Fritz, on your comments on accelerating growth going forward, 10 to 15 locations annually based on your current base. And I know that not all service centers are created equal. But to me, that's about mid- single-digit growth from a service center or terminal count. Is there an algorithm to think about how you would think about growing tonnage in the context of that? And then with that sort of growth, do you think that the business is at the size where you can absorb that sort of expansion and then still see a normal cadence of OR improvements, assuming that the environment, of course, outside of cyclical factors in the underlying environment?

Frederick Holzgrefe

Yes. Todd, I mean, we start with sort of our philosophy around this is really about growing profitability in the business, right? So over time, as we think about those incremental opportunities, I think we look back at our playbook, and we say, we've kind of learned how to do the organic expansion. We feel like we can build that into the operating model. I mean, the long game here is to provide incremental service and reach for our customers.

So we think that's a natural progression of developing growth around this, but at the same time, this is an expensive business to operate in. So we will focus on continuing to develop that OR. As we think about the longer-term opportunity around that, this is part of it.

As we filled in that geography, if we add incremental terminals to improve coverage in a city like Atlanta, there's going to be operating efficiencies that come out of that. That should help fund some of that growth. At the same time, we've shown that we can replicate that service seamless to the customer.

So I don't think that would impede our OR development over time. And we're continuing to look to grow our bottom line. I don't know what all that's going to mean for shipment growth or tonnage growth over time, but I think we'll continue to track. And you'll see that grow with the economy, grow with our expansion. But really, for us, it's a focus on making sure we get a return for that investment.

Todd Fowler

Yes, that’s helpful and its great color, and that makes sense on kind of the success that you had in growing into the Northeast.

So just a follow-up on the near term, then with the availability in the labor situation, how does that play out for the back half of the year? Is that a situation where it will constrain some short-term growth? And Doug, I understand your comments about that shipment levels remain strong. But how is the labor market playing into your near-term ability to grow into the back half?

Frederick Holzgrefe

I think we're in a position we have a plan we can execute on, Todd, to achieve our sort of objectives for the second half of the year. But I think we're also, at the same time, understand this is a challenging market, right? All the labor sort of reporting that you see, particularly around sort of industrial jobs, be it CDL jobs or even dockworker jobs, it's incumbent upon us that we provide not only competitive paying benefits, but most critically provide an environment where somebody feels like they can be successful and grow with the company. And we've got roughly 11,000 employees. This business runs on those 11,000 employees. We can have all the great assets, terminals, trucks, all that stuff, technology, but it's about the people. And I think when you hear us talk about that, it's just emphasizing that sort of recruiting and retention to help build the business to continue the model that we've executed on, which is about replicating that service, and that's about replicating and building the team.

We think we can do it in the second half of the year. We've got the playbook for it, but I'm not going to say that's not a challenge.

Operator

We'll take our next question from Amit Mehrotra with Deutsche Bank.

Amit Mehrotra

Fritz, I wanted to ask about the operating ratio. Obviously, you're now in a new neighborhood, so to speak. And just wondering if you're kind of here to stay? And is this the mid-80s, how we should think about the annual run rate as we look out to 2022? Also, I think you just kind of pivoted a little bit in terms of accelerating growth in 2022 from a real estate footprint perspective. Typically, that's led to more of a transition period as you kind of grow into a higher fixed cost base. So, I'm just trying to understand, relative to that 100 to 200 basis points of annual improvement, you've kind of talked about the higher end of that in a good market, which I think you should have in 2022. So, can we see that type of growth in OR improvement of OR in 2022 versus what you do in '21? Are you maybe pulling forward some of this, given the environment today and the investments you're making next year?

Frederick Holzgrefe

Amit, the way we think about this is the nature of our growth is a little bit different now, the terminal growth, than maybe it was. You heard us talk about the Northeast expansion. So think about the Northeast expansion. For us, that was incremental new territory. So we're building out an infrastructure ahead of it.

And those are important events and investments, and they certainly have paid dividends going forward. And now, the next wave for us as we think about filling in the geography, it's adding places like second and third terminal in Atlanta. And what that does in that growth model, you're leveraging the infrastructure you have. And so yes, those aren't as efficient as you'd like to be when you open them. But at the same time, if we're better able to service this market from 2 northern terminals, there's a cost savings there too.

I think with that in mind, we continue to march on the OR improvement over time. We are not stopping at 85.5%. We see there's a map out there for us. I think the map starts with -- we continue to execute and replicate this quality and service game across incremental terminals. That arms our sales force to continue to push our product, our value proposition. And ultimately, there's an opportunity for us to get paid for that and continue to accelerate that growth.

So I'm excited about that. I think we're well positioned for that. It's not without challenges though, right? We understand that finding the real estate is not any easier than it has been. That will be a challenge. But we've also seen that we can execute on it when we find it. So we feel pretty good about it. We don't think there's a back off on sort of the OR trend over time.

Amit Mehrotra

And then just as a follow-up, you guys have made a lot of progress on your revenue per bill. I know that's been a huge focus for you guys in terms of narrowing the gap versus peers, and it's certainly showing up in the OR. You've made tremendous progress to-date. I'm just trying to understand if there's further improvement from where we are today above and beyond market and cycle dynamics? When you look at your business, when you look at how you guys understand the cost structure of your business on a shipment-by-shipment level, is there more idiosyncratic opportunity, Saia-specific opportunity, to get that revenue per bill up? Or have you kind of chopped as much wood as you can, and now you're all about filling in the network and gaining density, if you can just talk about that as well.

Frederick Holzgrefe

Amit, no, I think you benchmark Saia. I'd encourage you to do two things. If you benchmark Saia service versus sort of the rest of the national carriers, and you see we do really well. And our claims ratio is better than just about everybody. That's a great differentiator.

Providing incremental service to a customer in new markets and enhanced market penetration, that's incremental value to the customer. And as we look at that broader picture, that our sales force has got more bats now, more customers they can touch. And we're going to get paid for that, replicating that great quality and service.

I don't think that there is a slowdown on the revenue per bill side. I think, in fact, maybe it steps up over time. But most importantly, the more we get to a national basis like that, there's really no reason for Saia to be a discount.

Douglas Col

And I'd add, Amit, though, with all our work around pricing and improvement in revenue per bill, I mean, for all of that service that Fritz spoke of, I mean, we still see ourselves at a discount to the folks we think are our closest competitor. So yes, we've improved our pricing. So there's kind of a cost-plus component when you think about pricing, but there's also where is the market at? And if you're providing the service level, what's the market paying for that? And that's the opportunity.

Operator

We'll take our next question from Jon Chappell with Evercore ISI.

Jonathan Chappell

Fritz, back in April, you talked about 10% to 15% spare capacity in the network, but pinch points in certain terminals. And I think we're all well aware of the labor issues and even equipment delays. But obviously, most important is your network. How does spare capacity sit today? And what's your comfort level and ability to take on new business in the second half just based on the doors you have today in your growth plan for the next six months?

Frederick Holzgrefe

Yes. I think we have opportunity to do that, but our first and, sort of, primary objective is finding the customers that really value what we're doing for them. We can handle the incremental opportunities where they become available. And as you know, there are different categories of sort of capacity in an LTL, right? Could be drivers, could be doors; those are all things that could influence this. And I would tell you that different terminals, just like back in April, were probably not having much in a way of spare capacity. We're trying to address those. But one of the ways you first address those, as you say, let's make sure we understand what the mix of business that's going through these assets. And the service levels we're providing, we focus on that.

At this stage, we have spare capacity in the network, but we have more capacity to change freight where we think there is a better opportunity to provide that service that we can be reimbursed for. And I think right now, for us, that is ultimately the biggest value driver. I think that positions us for future growth. I think as we see opportunities, certainly, we can take on additional business.

Jonathan Chappell

That makes sense. And then second, just on the pricing environment. Pricing to justified service was a phrase you used a couple of times in past calls. And you said intensify accessorial charges. I'm just wondering if we look at the real strong result you put up in 2Q, how much of that is kind of pure core sticky pricing versus accessorial charges that may or may not ebb and flow a little bit as the tightness in the entire supply chain eases a little bit over time?

Frederick Holzgrefe

From our view, accessorial charges are a cost of doing business, right? So if a customer needs that incremental service, we need to get paid for that there, right? That needs to be covered. Those costs need to be covered. That's part of business. We think that's actually quite sticky. We think as we look forward, and again, this is about the long game for us. We look at that and we say that becomes part of the equation around doing business for Saia. We're going to get paid at market. And that's kind of what needs to happen for us to be able to continue that level of service.

Our view of that it's not transactional. It's not give and take or come and go on accessorial charges. That's part of the program.

Operator

Our next question comes from Tom Wadewitz with UBS.

Thomas Wadewitz

So, I wanted to ask a little more on the kind of ramping up the pace of terminal expansion. It seems like a pretty big deal to take that step. Positive thing, certainly. I know terminal count is not the same as door count, or not the same as terminal capacity or network capacity expansion. So is it fair to kind of extrapolate this and say you're stepping up the overall pace of network capacity expansion? Or, is it focusing a little more on new facilities versus expanding existing facilities? I know that's kind of a perhaps a nuanced question. But how do you think about that? And then, I guess, should we model a higher pace of tonnage growth given this increased focus on terminal expansion? It seems natural, but is that the right way to look at it?

Frederick Holzgrefe

Yes. So it's actually a little bit of both, right? So when I say both, in our legacy network, if you will, there are certainly opportunities for us to expand facilities. Even some of the ones that we have recently purchased or built. That's kind of an ongoing nature of the business. That's kind of part of what we have to do. And the 10 to 15 incremental facilities, I think about this in two ways. I think about it as sort of new addressable market for us in the sense of reaching new customers and markets that we don't service particularly well now. I also think about it as: that's providing incremental service to a customer. Maybe we're doing business with them now, maybe we're not quite as flexible on delivery times as we'd like to be or windows as we like to be.

So, it's a bit service. It's a bit addressable market. So as we think about this, we tend to not consider specifically sort of tonnage targets internally. We think about it as finding the right addressable market to get the appropriate, sort of, revenue that we expect out of that kind of expansion.

I think we grow probably at a rate faster than sort of what your macro assumption is. And I think we do that because we're providing incremental sort of service and focusing on new addressable markets.

Thomas Wadewitz

So just to be clear, though, is your network capacity expansion, if you're expanding 5% a year, 10% a year before, whatever the number was. Is that number a higher number? Or is it more like, hey, we're just doing more on new facilities and less on existing?

Frederick Holzgrefe

We're doing the same on existing in terms of adding capacity as we go to facilities. So places like Indy, we added, but eventually, we'll add capacity there and same with Harrisburg. You're going to naturally grow those markets, and then you add the 10 to 15 sort of incremental opportunities. You add that on top of the mix of terminals that we have. Some of them will be big. Some of them will be small, but most importantly, they provide us the opportunity to touch new markets, provide great service.

Thomas Wadewitz

Okay. So it is a faster pace of expansion and presumably tonnage growth with that.

Frederick Holzgrefe

Absolutely.

Operator

Our next question comes from Scott Group with Wolfe Research.

Scott Group

Just sticking on the expansion of the network. Is this 10 to 15 a year going out? Or is this sort of a one year 10 to 15 bump? And then, any thoughts, Doug, what this means for CapEx next year? And would you think about doing any of this through acquisition instead of organically?

Frederick Holzgrefe

Listen, I think this is for the next few years, the rate of growth, provided the environment is supportive of the idea. And the thing that we find particularly compelling is that if we look back at the 25 terminals that we've opened since starting in the Northeast, that's a lot of experience that we've developed around opening, optimizing, everything from the customer experience all the way to sort of how we run the operations. We like the idea of organic expansion. Certainly, there's always the opportunity maybe for a tuck-in acquisition. But that organic pace is a good one for us. It's something we replicate on. We thrive on execution. We think that's very workable. And I think we do that next year, year after, maybe a third year, somewhere there, I don't know. But throughout this, we're going to be assessing whether or not what's optimal. Maybe a year slows down to the low end of that range, and we focus more on building capacity in legacy. That could happen. But I think that sort of pace and cadence, we start to reach that addressable market where our stem times are much closer to the customer. That puts you on a very, very equal footing, and that only drives the sort of pricing thesis at the beginning of this, which is really about providing great quality and service. You do that, you're in a place you can do that for the customer, you should get returns.

That’s kind of how we focus on over the next couple of years. As I mentioned earlier, I think it stays within our kind of OR guidance over time, what our kind of objectives are. And that's part of the reason why we like the idea of the organic expansion.

Douglas Col

Scott, on the CapEx, I would definitely hope that the next couple of years, you do see a step-up. I mean, we've kind of been in a point in our life cycle where we're thinking about a 13%, 14% of revenue kind of pace. But hopefully, that steps up to 17% or 18% over the next couple of years. We'd like to own a lot of these terminals that we add, especially in some of the key markets, like Fritz mentioned what we have going on in Atlanta. It's nice to own when you get into some of these hyper competitive real estate markets.

So I'd say at least for a couple of years, I hope it steps up to 17% or 18% of the revenue, if we can find stuff to buy versus lease. But we'll get them open one way or another. After that, I think it would step down to something more in the 14% range, beyond that.

Scott Group

Very helpful. And then we got good color from one of the other LTL’s yesterday about percentage of their shipments right now that are, call it, TL spot quoted or however you think about it. Any color you can give us there?

Douglas Col

Well, sure. I mean, there's a couple of things. I mean there's spot quotes, and that's less than half a percent of our shipments on any given day. There's heavier weighted shipments, too, as kind of another component. Some of those move as spot quotes, but heavier weighted shipments are 1%, 1.5% of our daily shipments. And that's down in July. On a run rate, it's probably down 15%, 20% to what we were running in June. So some of those are TL spillover and they're down a little bit. But, all in all, that's about the magnitude of them.

Scott Group

Maybe I didn't ask right. I mean, basically, they're trying to say -- they're trying to deemphasize this truckload spillover to prevent any risk for next year if the truckload market loosens or get a little bit more truckload capacity. It sounds like maybe your comment in July that you guys are doing the same thing?

Douglas Col

Yes. Some of our pricing action, obviously, is targeted at the way that the shipments that just aren't typical LTL or they're not our core customers who are trying to serve in a tight environment. We certainly know what a good customer is. And if they have a need and have some heavier weight of freight that they need help with, we'll certainly try to accommodate them in our system. But, in terms of your description of TL spillover freight, I think, is in line with how we view it. I mean we're not targeting that as a growth area for shipment growth.

Operator

Our next question comes from Jason Seidl with Cowen.

Jason Seidl

Just wanted to talk a little bit about your renewal rates. Obviously, you were talking about some of them were very targeted at 10.6%. That's a very healthy number to post in the quarter, the most I remember in recent times at least. What percent of the business did that encompass? And do you think that they'll stay at those elevated levels for the remainder of the year?

Douglas Col

I mean it certainly seemed to accelerate. Not just for us, but I mean, Q1, you saw an acceleration across the public LTL’s on what they reported as contractual renewals. And it looks like it's increased a little bit here again in Q2. Most of our national account customers, they renew on an annual basis with us, but it's not like it's a specific bid window every year. So there's a normal cadence to it. It's kind of ratably through the year. So if national account business is roughly, say, half of our business, you've got that kind of pro rata spread over the year, so to speak, in terms of the number of contracts you're looking at in a given quarter.

Jason Seidl

That makes sense. I wanted to jump on a follow-up, and it kind of relates to something somebody asked before. But really strong cash balance, I mean you're talking about stepping CapEx up in the out years, 17% to 18% of revenue. Given your current margins and your trajectory, that probably still means even at those levels, you're generating some cash flow. What are your thoughts of utilizing the cash sort of beyond your free cash flow beyond 2021 here?

Douglas Col

We're investing at a pretty healthy clip, not only across our discussion around terminals, but equipment and technology and tools and investments on the dock, things like that, that we're always looking at new opportunities to put some capital to work, where we'll see a gain in productivity or safety or efficiency. But beyond that, in a cyclical business I think it's a good position to be in to be strongly free cash flow positive. So I don't think we're at a point where we're having a lot of discussion around dividend, potentially a share buyback, and it might make sense, depending on what the cycle looks like over the next couple of years. We do know, and you’ve followed the industry long enough to know, Jason, that there will be another round of cyclicality. I mean, we're an industrial-based business, and we like to be conservatively positioned to deal with any cyclicality and hopefully, take advantage of some opportunity that may arise in a downturn depending on how hard it is. So no other plans really then to invest back in the business at the moment.

Operator

Our next question comes from Jordan Alliger with Goldman Sachs.

Jordan Alliger

Just a question on purchase transport and sort of your thoughts around that; specifically, how hard is it to ensure that you have that third-party capacity these days? And then secondly, I'm just curious, do you typically pay like a spot rate? Or do you have more relationships, contractual deals with these people?

Douglas Col

Sure. Yes. In terms of the relationships, I mean, we try to move as much of it as we can with kind of core partner carriers. We were in the spot market a little bit more in Q2 than we typically are, and that explains some of the costs there. But again, we used it real effectively. We wouldn't have been able to serve our customers at a level that we like to do if we wouldn't have been able to use PT. It's pretty tight out there. I mean, we'd used more rail if we could have got it. Across the different modes, everybody is kind of in the same boat in terms of the tightness with demand and with labor. So we hope to get out of the spot market. We're typically, like I said, we're typically 90%, 95% with partner carriers.

Frederick Holzgrefe

And I would add importantly around this is that we fully expect to maintain the service standard when we use PT. So, that is a core part of our value proposition. If it is a PT partner, that performance needs to be consistent with everything else that we're doing for the customer because that's part of the value proposition. So that's critical. So yes, it costs more, but we don't compromise on the standard there.

Operator

Our next question from Stephanie Moore with Truist.

Stephanie Moore

I wanted just to know if you could provide just an update on what you're seeing in terms of some of the profitability in your newest terminals, specifically up in the Northeast. Just given the strong volume trends you're seeing and, obviously, the progress of building up the density, just kind of where those terminals are trending now, more so versus the corporate average? Or how we should think about that?

Douglas Col

Stephanie, we're kind of at a point we've been talking about it for the last few months that the Northeast to us is just one of our regions now. And really, we're going to stop kind of breaking out kind of specific Northeast details. But I will tell you, the Northeast region, those 21 terminals we've opened up there since mid-'17 are nicely profitable now. We don't break out which regions are the company average or not. I mean, if we're trying to get to 85% and then 80%, like we said, they all need to get better. But it's ramped up nicely. We've been pleased with the share gains we've made there in a short time. Our customers really trusted us with their business going into a new region, and that's how we've grown the business. And now it's nice, and our sales grew because the service has been so good. They're now in a position to start introducing themselves inside of new customers in that region. And then we'll have the benefit of both our customers that have used us for a long, long time, and then we'll find some new customers out there. So we're pleased with the margin progression up there.

Operator

We'll take our next question from Tyler Brown with Raymond James.

Tyler Brown

So I want to come back to freight characteristics, but I think you guys are maybe the longest and heaviest you've ever been. So I'm curious how much of that is a function of the market? Or has that been a driven focus by your sales effort? And do you think that this length of haul in this weight per shipment can kind of hang around this neighborhood?

Frederick Holzgrefe

As we become more of a national footprint, Tyler, I think that those statistics continue to shore up. As we continue to deploy our data analytics around finding optimal freight that we can best service for our customers, I think we can support those statistics over time. For us, as you well know, this is a continuous optimization approach in a data analytics approach. So that may ebb and flow over time, but ultimately, the focus is on what freight operates best in the network. And those characteristics could be different by parts of the country or lanes and such. But over time, we think we firm those up as we continue to build that sort of diverse national network.

Tyler Brown

Right. And so what's important is this revenue per bill ex-fuel is kind of more of a jumping off point? I guess, you continue to improve?

Frederick Holzgrefe

Yes, absolutely. I mean, the key thing, Tyler, is that this is an expensive business, and we're doing a good job. So we focus very closely on what market pricing is, and that's where we need to be, more so than maybe cost plus. That market, if we're exceeding the market and providing our sales team with those sort of tools and that sort of service, we ought to be at market prices.

Tyler Brown

Okay. And then on the 10 to 15 service centers, I mean, frankly, how much line of sight do you have here? I mean, 10 to 15 is a very big number, frankly, for anyone.

Frederick Holzgrefe

Yes. So we've got a pretty good pipeline that we work on, that we know that there's going to be some wins and losses in that pipeline. And I can assure you the pipeline is in excess of that. And really, the endgame here is, it's not really about the 10 or 15 per se next year, but it's more about building that pipeline that gets you the next couple of years, right, to fill out that network.

So that's the focus. Sometimes, they turn into -- you've heard us talk about Atlanta for a long time. And that North Atlanta, Northeast Atlanta has taken us years to get there. And then Northwest Atlanta, which will open up later this year, took us months to get there. We're coming and kind of doubling down on our investment in the real estate pipeline, but it's about continuing to build that pipeline so we can deliver the 10 to 15 next year and in the years after.

Tyler Brown

Okay. And then just lastly, I mean, how do you envision the mix between owned and leased? It seems like to do that, you're going to have to lease quite a bit. But I know you prefer own, I'm sure everybody does. But that's a much different animal than leasing.

Frederick Holzgrefe

Totally agreed. And it has been, as you well know, followed us through the Northeast. We're going to buy wherever we can if it's strategic and it's something we've got some runway with that makes sense to own strategically. But, if we can get a long-term lease to get us in the market, establish our presence, we're going to do that. In some cases, as we look and we continue to grow the business, we're going to go more organic or sort of develop ourselves by facilities and add capacity in that way. So I think we're more focused on adding the locations than maybe opportunistic around finding a facility somebody might be exiting.

So, it's going to be a combination of both. We're going to want to own the strategic facilities. And I'll tell you that one of the things that is built into that capital number is some of the ones that we leased now, they were long-term leases that were in place. And now we're the potential buyer. We'll take ownership of some of the ones we lease now as well.

Operator

Our next question comes from Ari Rosa with Bank of America.

Ariel Rosa

Congrats on a nice quarter here. So it sounds like customers have been pretty responsive or have responded well to rate increases. Just wanted to get some color on the nature of those discussions. Kind of, historically, at what point do customers start to push back on those things? Kind of, if customers start to see some sort of inability in terms of passing on prices to their end consumers, do they come back to you and start to get a little more aggressive? Or is it just kind of a function of market supply and demand in terms for LTL carriers?

Frederick Holzgrefe

Well, I think the one observation I would make is that I don't think there's probably a customer anywhere that wants a rate increase, right? And particularly in the environment that they're dealing with right now, which in many cases is similar to ours. But it maybe is modestly easier in an environment where it's a challenging environment, and you've been able to execute for the customer and you can provide the “This is what we're doing for you, and this is how well this is going” or we've been able to meet these expectations. Our team has developed some great relationships with customers over time. We're backing that with that quality and service. So that pricing opportunity or that discussion is no doubt challenged, but we're better armed with that than we ever have been. And I think that certainly, they push back if we get an improvement, particularly on picking up accessorial charges, because that's a significant cost of doing business.

The customers see that. We can point to what service we're providing. And they know that, in some cases, we probably were below market. And you're delivering the results, you need to be paid at market. So that's kind of the discussion. It’s a challenge for the team, but I think we're in a better position to have that discussion than we ever have.

Ariel Rosa

And for my second question, you guys have laid out a pretty compelling case as to why you think you can continue to get improvement on the operating ratio. But looking at kind of the industry as a whole, it seems like a lot of your competitors are also reporting kind of record levels in terms of margins. And obviously, we're seeing what some people have suggested might be kind of peak freight conditions. So looking about 12, 18 months down the road, do you think this kind of environment can sustain itself? And kind of what are the implications of that kind of for industry-wide margins?

Frederick Holzgrefe

When we look at the industry, we look at it in a couple of ways. Certainly, we look at that. Some of the performance that's been out there that's been published, certainly we see that as a road map for us, right? We say, listen, we need to get there. We're providing the same level of service or, in some cases, better service for our customers. And we would fully expect that we would be able to drive our performance to best-in-class. That's kind of what we want to do over time. We think we have the game to do that.

I think that as we manage through even a slowdown, we've shown that we've been able to generate sort of pricing over time. We've been very disciplined about that, maybe more so recently as well as we become more focused on the data and the analytics. But we've shown that we can do it. We provide the service. And even in a slower economic environment, customers that maybe value that quality and service, there's a stickiness that comes with that. And I think that that plays to our strengths, and we continue to execute through this.

Operator

We'll take our final question from Bruce Chan with Stifel.

Bruce Chan

I appreciate you squeezing me in here. I just want to get a couple more, if I could. On the PT side, maybe if I could get your thoughts on what you think a normalized level or a target level is as a percentage of revenue in your network. Is it something back in that mid- to high single-digit range? And is there any inflation to think about as you kind of grow that terminal count?

Douglas Col

Yes. I mean, I've said over time that I think it will, in general, kind of migrate lower in terms of being a percentage of our line haul miles, how quickly it gets back into the low double digits. I'm not sure in this environment. But over time, as we build the network and build density, our team has an opportunity every day to connect the network more efficiently with our equipment if the opportunity is there. But we love the use of PT. Where it's using our driver and tractor and trailers to run one way full and to return empty, PT is a great tool to have in your toolkit.

So yes, I think it will kind of trend down over time, but no near-term expectation that our use of it is going to come down over the next quarter or two.

Bruce Chan

And then just a final one here, Doug. You talked about pricing action, and you also mentioned some of the puts and takes with fuel. Maybe you could give us some thoughts on how you're feeling about the surcharge tables right now and whether you see any need for adjustment as you move through some of those customer conversations?

Douglas Col

Well, I mean, the surcharge that we all use as a hedge against rising fuel costs is pretty much in line with our peers and kept that way across the cycle with national average diesel prices. The fuel surcharge mechanism doesn't always go lockstep with where fuel is going. But over time, it's a pretty good hedge and allows us to recoup not only the added expense, but the cost of the investments we make to refuel ourselves and build fueling stations at our own terminals and things like that. So I think our surcharge gets updated and looks a lot like our peers across the cycle.

Operator

This concludes today's question-and-answer session. I will now turn it back to Fritz Holzgrefe for closing remarks.

Frederick Holzgrefe

Thank you. Thank you, everyone, for calling in. We appreciate the interest in Saia. We're excited about the performance that we saw in the second quarter. We're looking to replicate that in the third quarter and going on as we build upon that success and accelerate the growth of the business over the coming years. And thank you again for your time, and have a safe day.

Operator

Ladies and gentlemen, this concludes today's call. Thank you for your participation, and you may now disconnect your phone lines.